EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Emerging Markets Fund (formerly, Macquarie Emerging Markets Fund)	Effective as of April 19, 2001

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY	DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/Managing Director	Title:	President/Senior Managing Director